Exhibit 99.1

 Nuwellis, Inc. Announces Adjournment of Special Meeting of Stockholders Due to Lack of Quorum

Minneapolis, Minn. /GLOBENEWSWIRE/December 8, 2022/ Nuwellis, Inc. (Nasdaq: NUWE), a medical technology company focused on transforming the lives of people with fluid overload, today announced that the Company’s Special Meeting of Stockholders, on December 7, 2022 at 2:00 p.m. (CST), was convened and adjourned, without any business being conducted, due to lack of the required quorum.

A quorum consists of one-third of the outstanding shares entitled to vote. There were fewer than one-third of outstanding shares entitled to vote, either present virtually or represented by proxy, at the Special Meeting. The Special Meeting therefore had no quorum and was adjourned to 2:00 p.m. Central Time on January 4, 2023 at www.viewproxy.com/nuwesm/2022 to allow additional time for the Company’s stockholders to vote on the proposals set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 7, 2022.

During the period of adjournment, the Company will continue to solicit votes from its stockholders with respect to the proposals set forth in the proxy statement.

Only stockholders of record as of the record date, October 13, 2022, are entitled to and are being requested to vote. At the time the Special Meeting was adjourned, proxies had been submitted by stockholders representing approximately 31.69% of the shares of the Company’s common stock outstanding and entitled to vote at the Special Meeting. Proxies previously submitted in respect of the Special Meeting will be voted at the adjourned Special Meeting unless properly revoked, and stockholders who have previously submitted a proxy or otherwise voted need not take any action.

The Company encourages all stockholders of record on October 13, 2022 who have not yet voted to do so before Tuesday, January 3, 2023 at 10:59 p.m., Central Time.

Important Information
This material may be deemed to be solicitation material in respect of the Special Meeting to be reconvened and held on Wednesday, January 4, 2023. In connection with the Special Meeting, the Company filed a definitive proxy statement with the SEC on November 7, 2022. BEFORE MAKING ANY VOTING DECISIONS, STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING. The definitive proxy statement was mailed to stockholders who are entitled to vote at the Special Meeting. No changes have been made in the proposals to be voted on by stockholders at the Special Meeting. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s website at sec.gov or at www.proxyvote.com.

About Nuwellis

Nuwellis, Inc. (Nasdaq: NUWE) is a medical technology company dedicated to transforming the lives of patients suffering from fluid overload through science, collaboration, and innovation. The company is focused on developing, manufacturing, and commercializing the Aquadex SmartFlow® system for ultrafiltration therapy. Nuwellis is headquartered in Minneapolis, Minnesota, with a wholly owned subsidiary in Ireland.

About the Aquadex SmartFlow System
The Aquadex SmartFlow system delivers clinically superior therapy using a simple, flexible and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

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CONTACTS

INVESTORS:
Vivian Cervantes
Gilmartin Group LLC
ir@nuwellis.com